QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 14, 2014

Registration Statement No. 333-194379

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Applied Optoelectronics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3674 (Primary Standard Industrial Classification Code Number)	76-0533927 (I.R.S. Employer Identification Number)

13115 Jess Pirtle Blvd.
Sugar Land, TX 77478
(281) 295-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Chih-Hsiang (Thompson) Lin
President and Chief Executive Officer
13115 Jess Pirtle Blvd.
Sugar Land, TX 77478
(281) 295-1800

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of All Communications to:

Frank S. Wu, Esq. Philip Russell, Esq. DLA Piper LLP (US) 1000 Louisiana Street Suite 2800 Houston, TX 77002 (713) 425-8400	David C. Kuo, Esq. General Counsel Applied Optoelectronics, Inc. 13115 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800	J. Robert Suffoletta, Esq. Wilson Sonsini Goodrich & Rosati, PC 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746 (512) 338-5400

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share	3,105,000	$27.095	$84,129,975	$10,835.95

(1)
Includes the additional shares that the underwriters have the option to purchase.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the high and low sales price of a share of the registrant's common stock as reported on NASDAQ Global Market on March 11, 2014.
(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-194379) is being filed solely for purposes of filing Exhibits 1.1 and 5.1, and adding such exhibits to the Exhibit Index. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance And Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$10,836
FINRA filing fee	$13,120
Printing and mailing costs	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses	*
Directors and officers insurance	*
Transfer agent and registrar fees	*
Miscellaneous expenses	*

Total Expenses	*

    *
    To be completed by amendment.

Item 14.   Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys' fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

        Provisions in our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, our amended and restated bylaws provide that:

  •
  we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

  •
  we will advance reasonable expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

        We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we will indemnify each of our directors and certain of our executive officers to the fullest extent permitted by Delaware law.

        We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        In the three completed fiscal years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

  (a)    Issuances of Capital Stock.

        On December 31, 2011, we issued and sold an aggregate of 222,554 shares of Series G preferred stock to twenty-five investors, at a price of $18.00 per share, in the initial closing of our Series G private placement. Between May 25, 2012 and September 7, 2012, we issued and sold an additional 1,046,999 shares of Series G preferred stock to fifty-four investors, at a price of $10.50 per share, in the second closing of our Series G private placement. As a result of the second closing of our Series G private placement, we agreed to amend the per share price of the initial closing of our Series G private placement from $18.00 per share to $10.50 per share and, as a result an additional 158,973 shares of Series G preferred stock was issued to the investors of the initial closing of our Series G private placement. As a result, a total of 1,428,526 shares of Series G preferred stock was issued by our company. Of the total proceeds received under our Series G private placement, $4.2 million was recorded (of which $3.0 million was booked as a receivable) during the six-month period ending June 30, 2012, and the $3.0 million receivable was collected and the remaining proceeds from the private placement were received during the second half of 2012.

        No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) of the Securities Act for transactions by a registrant not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

        Upon the completion of our initial public offering, each share of redeemable Series A preferred stock converted into approximately 3.1731 shares of common stock, each share of Series C preferred stock converted into approximately 2.3107 shares of common stock, each share of Series D preferred stock converted into approximately 2.5360 shares of common stock, each share of Series E preferred stock converted into approximately 3.6186 shares of common stock, each share of Series F preferred stock converted into approximately 1.2000 shares of common stock, and each share of Series G preferred stock converted into 1.0000 share of common stock.

  (b)    Grants and Exercises of Stock Options and RSUs

        From January 1, 2010 to the filing of our registration statement on Form S-8 on November 19, 2013 ("Form S-8"), we granted stock options to purchase an aggregate of 1,311,327 shares of common stock with exercise prices ranging from $6.00 to $13.13 per share, to employees, officers, directors and consultants pursuant to our stock option plans. Options to purchase 18,053 shares of common stock have been exercised for consideration aggregating $108,042.00 from January 1, 2010 to the filing of our Form S-8. From January 1, 2010 to the filing of our Form S-8, we granted 33,000 restricted stock units to directors pursuant to our stock option plans. The issuance of common stock upon exercise of the options and the RSU grants were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) of the Securities Act or Regulation S of the Securities Act, as a transaction by a registrant not involving a public offering. The shares of common stock issued upon exercise of options and the RSU grants are deemed restricted securities for the purposes of the Securities Act.

  (c)    Issuances and Exercises of Warrants

        On November 2, 2012, we issued warrants to our U.S. lender to purchase 6,667 shares of Series G preferred stock, with an exercise price of $10.50 per share and an expiration date equal to thirty days after the expiration of the initial lock-up period agreed to between our company and its underwriters in connection with our initial public offering. As of the filing of this registration statement, none of the warrants described above have been exercised.

        On May 17, 2011, we issued warrants to Alliance Management Consulting Co. Ltd. to purchase 10,000 shares of our common stock in partial consideration of certain services provided to us. The exercise price of the warrants is $6.00 per share and expired upon the closing of our initial public offering. Prior to such expiration, warrants were exercised for 10,000 shares of common stock.

        On December 31, 2011, we issued warrants to purchase 33,385 shares of Series G preferred stock, with an exercise price of $18.00 per share in connection with the initial closing of our Series G private placement, to the investors of the initial closing of our Series G private placement. However, the warrants were terminated as a result of the second closing of our Series G private placement in which we agreed to amend the per share price of the initial closing of our Series G Private Placement from $18.00 per share to $10.50 per share. As of the filing of this registration statement, none of the warrants described above have been exercised.

        On December 31, 2011, we issued warrants to eight individuals and entities to purchase 6,081 shares of Series G preferred stock in connection with eight promissory notes we entered into with such individuals and entities. The exercise price of the warrants is $18.00 per share and expired upon the closing of our initial public offering. Prior to such expiration, warrants were exercised for 2,778 shares of Series G preferred stock.

        No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) of the Securities Act for transactions by a registrant not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

  (a)    Exhibits

        See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

  (b)    Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on March 14, 2014.

APPLIED OPTOELECTRONICS, INC.
By:	/s/ CHIH-HSIANG (THOMPSON) LIN Chih-Hsiang (Thompson) Lin, President and Chief Executive Officer and Chairman of the Board of Directors

 SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ CHIH-HSIANG (THOMPSON) LIN Chih-Hsiang (Thompson) Lin, President, Chief Executive Officer and Chairman of the Board of Director (principal executive officer)	March 14, 2014
/s/ JAMES L. DUNN, JR. James L. Dunn, Jr., Chief Financial Officer (principal financial officer and principal accounting officer)	March 14, 2014
* Che-Wei Lin, Director	March 14, 2014
* William H. Yeh, Director	March 14, 2014
* Richard B. Black, Director	March 14, 2014
* Alex Ignatiev, Director	March 14, 2014
* Alan Moore, Director	March 14, 2014

Signature	Date

* Min-Chu (Mike) Chen, Director	March 14, 2014

By:	/s/ CHIH-HSIANG (THOMPSON) LIN Chih-Hsiang (Thompson) Lin, Attorney-in-Fact

 EXHIBIT INDEX

			Incorporated by Reference
Number		Exhibit Description	Form	File No.	Exhibit	Filing Date
1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation of the registrant, as currently in effect	10-Q	001-36083	3.1	November 14, 2013
3.2		Amended and Restated Bylaws of the registrant, as currently in effect	10-Q	001-36083	3.2	November 14, 2013
4.1		Form of Registration Rights Agreement	S-1	333-190591	4.1	August 13, 2013
4.2		Form of Shareholders' Agreement	S-1	333-190591	4.2	August 13, 2013
5.1	*	Opinion of DLA Piper LLP (US)
10.1		Form of Indemnification Agreement between the registrant each of its Directors and certain of its Executive Officers	S-1	333-190591	10.1	August 13, 2013
10.2		1998 Incentive Share Plan	S-1	333-190591	10.2	August 13, 2013
10.2.1		Form of Stock Option Agreement under 1998 Incentive Share Plan	S-1	333-190591	10.2.1	August 13, 2013
10.2.2		Form of Stock Option Agreement under 1998 Incentive Share Plan	S-1	333-190591	10.2.2	August 13, 2013
10.3		2000 Incentive Share Plan	S-1	333-190591	10.3	August 13, 2013
10.3.1		Form of Stock Option Agreement under 2000 Incentive Share Plan	S-1	333-190591	10.3.1	August 13, 2013
10.3.2		Form of Stock Option Agreement under 2000 Incentive Share Plan	S-1	333-190591	10.3.2	August 13, 2013
10.4		2004 Incentive Share Plan	S-1	333-190591	10.4	August 13, 2013
10.4.1		Form of Stock Option Agreement under 2004 Incentive Share Plan	S-1	333-190591	10.4.1	August 13, 2013
10.5		2006 Incentive Share Plan	S-1	333-190591	10.5	August 13, 2013
10.5.1		First Amendment to 2006 Incentive Share Plan	S-1/A	333-190591	10.5.1	August 27, 2013
10.5.2		Form of Stock Option Agreement under 2006 Incentive Share Plan	S-1/A	333-190591	10.5.2	August 27, 2013
10.6		2013 Equity Incentive Plan	10-Q	001-36083	10.1	November 14, 2013
10.6.1		Form of Restricted Stock Award Agreement under 2013 Equity Incentive Plan	S-1	333-190591	10.6.1	August 13, 2013
10.6.2		Form of Restricted Stock Unit Award Agreement under 2013 Equity Incentive Plan	S-1	333-190591	10.6.2	August 13, 2013
10.6.3		Form of Stock Appreciation Right Award Agreement under 2013 Equity Incentive Plan	S-1	333-190591	10.6.3	August 13, 2013
10.6.4		Form of Notice of Stock Option Award and Stock Option Award Agreement under 2013 Equity Incentive Plan	S-1	333-190591	10.6.4	August 13, 2013
10.7		Lease Agreement effective May 1, 2012 between the registrant and 12808 W. Airport, LLC	S-1	333-190591	10.7	August 13, 2013
10.7.1		First Amendment to Lease Agreement effective June 15, 2012 between the registrant and 12808 W. Airport, LLC	S-1	333-190591	10.7.1	August 13, 2013
10.8		Translation of Chinese lease agreement dated January 10, 2012 between the registrant and Admiral Overseas Corporation for space on 4F, NO.700, Jhongjheng Rd., Jhonghe District, New Taipei City 23552, Taiwan (R.O.C.)	S-1	333-190591	10.8	August 13, 2013
10.8.1		Translation of Chinese Amendment to Office Lease Agreement dated August 28, 2013 between the registrant and Admiral Overseas Corporation for space on 4F, No.700, Jhongjheng Rd., Jhonghe District, New Taipei City 23552, Taiwan (R.O.C.)	10-Q	001-36083	10.3	November 14, 2013
10.9		Translation of Chinese lease agreement dated April 1, 2012 between the registrant and Admiral Overseas Corporation for space on 6-7F, NO.700, Jhongjheng Rd., Jhonghe District, New Taipei City 23552, Taiwan (R.O.C.)	S-1	333-190591	10.9	August 13, 2013

		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.9.1	Translation of Chinese Amendment to Office Lease Agreement dated August 28, 2013 between the registrant and Admiral Overseas Corporation for space on 6-7F, No.700, Jhongjheng Rd., Jhonghe District, New Taipei City 23552, Taiwan (R.O.C.)	10-Q	001-36083	10.3	November 14, 2013
10.10	Translation of Chinese lease agreement dated September 11, 2013 between the registrant and Admiral Overseas Corporation for space on 5F, No.700, Jhongjheng Rd., Jhonghe District, New Taipei City 23552, Taiwan (R.O.C.)	10-Q	001-36083	10.3	November 14, 2013
10.11	Amended and Restated Loan and Security Agreement effective May 20, 2009 between registrant and United Commercial Bank	S-1	333-190591	10.10	August 13, 2013
10.11.1	First Amendment to Amended and Restated Loan and Security Agreement effective May 3, 2010 between the registrant and East West Bank (as successor in interest to United Commercial Bank)	S-1	333-190591	10.10.1	August 13, 2013
10.11.2	Second Amendment to Amended and Restated Loan and Security Agreement effective October 28, 2010 between the registrant and East West Bank	S-1	333-190591	10.10.2	August 13, 2013
10.11.3	Third Amendment to Amended and Restated Loan and Security Agreement effective December 6, 2010 between the registrant and East West Bank	S-1	333-190591	10.10.3	August 13, 2013
10.11.4	Fourth Amendment to Amended and Restated Loan and Security Agreement effective May 5, 2011 between the registrant and East West Bank	S-1	333-190591	10.10.4	August 13, 2013
10.11.5	Fifth Amendment to Amended and Restated Loan and Security Agreement effective November 30, 2011 between the registrant and East West Bank	S-1	333-190591	10.10.5	August 13, 2013
10.11.6	Sixth Amendment to Amended and Restated Loan and Security Agreement effective March 29, 2012 between the registrant and East West Bank	S-1	333-190591	10.10.6	August 13, 2013
10.11.7	Seventh Amendment to Amended and Restated Loan and Security Agreement effective June 29, 2012 between the registrant and East West Bank	S-1	333-190591	10.10.7	August 13, 2013
10.11.8	Eighth Amendment to Amended and Restated Loan and Security Agreement effective November 2, 2012 between the registrant and East West Bank	S-1	333-190591	10.10.8	August 13, 2013
10.11.9	Ninth Amendment to Amended and Restated Loan and Security Agreement effective April 11, 2013 between the registrant and East West Bank	S-1	333-190591	10.10.9	August 13, 2013
10.11.10	Tenth Amendment to Amended and Restated Loan and Security Agreement effective September 10, 2013 between the registrant and East West Bank	S-1/A	333-190591	10.10.10	September 11, 2013
10.11.11	Eleventh Amendment to Amended and Restated Loan and Security Agreement effective November 13, 2013 between the registrant and East West Bank	8-K	001-36083	10.1	November 19, 2013
10.11.12	Twelfth Amendment to Amended and Restated Loan and Security Agreement effective December 11, 2013 between the registrant and East West Bank	8-K	001-36083	10.1	December 17, 2013
10.11.13	Translation of Chinese form of RMB Working Capital Loan Agreement between the Global Technology Inc. and China Construction Bank	10-K	001-36083	10.11.13	March 6, 2014
10.12	Translation of Chinese form of USD Trust Receipt Loan Agreement between Global Technology Inc. and China Construction Bank	10-K	001-36083	10.12	March 6, 2014
10.13	Translation of Chinese Loan Agreement dated December 31, 2013 between the registrant and E. Sun Commercial Bank Co., Ltd.	10-K	001-36083	10.13	March 6, 2014
10.14	Translation of Chinese Loan Agreement dated December 20, 2013 between the registrant and Mega International Commercial Bank Co., Ltd.	10-K	001-36083	10.14	March 6, 2014

			Incorporated by Reference
Number		Exhibit Description	Form	File No.	Exhibit	Filing Date
10.15		Employment Agreement regarding Change of Control or Separation of Service between the registrant and Chih-Hsiang (Thompson) Lin, dated January 28, 2007	S-1	333-190591	10.12	August 13, 2013
10.15.1		Amended and Restated Employment Agreement regarding Change of Control or Separation of Service between the registrant and Chih-Hsiang (Thompson) Lin, dated April 16, 2013	S-1	333-190591	10.12.1	August 13, 2013
10.15		Employment Agreement regarding Change of Control or Separation of Service between the registrant and Stefan J. Murry, dated January 28, 2007	S-1	333-190591	10.13	August 13, 2013
10.16		Employment Agreement regarding Change of Control or Separation of Service between the registrant and Shu-Hua (Joshua) Yeh, dated June 1, 2012	S-1	333-190591	10.14	August 13, 2013
10.17		Employment Agreement between the registrant and James L. Dunn, Jr., dated April 16, 2013	S-1	333-190591	10.15	August 13, 2013
10.18		Employment Agreement between the registrant and Hung-Lun (Fred) Chang, dated April 16, 2013	S-1	333-190591	10.16	August 13, 2013
21.1		Subsidiaries of the registrant	S-1	333-190591	21.1	August 13, 2013
23.1		Consent of Grant Thornton LLP	S-1	333-194379	23.1	March 13, 2014
23.2	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.3		Consent of Ovum Limited	S-1	333-194379	23.3	March 6, 2014
24.1		Power of Attorney (see page II-6 of the original filing of this registration statement on Form S-1)	S-1	333-194379	24.1	March 6, 2014
101.INS	**	XBRL Instance Document.	S-1	333-194379	101.INS	March 13, 2014
101.SCH	**	XBRL Taxonomy Extension Schema.	S-1	333-194379	101.SCH	March 13, 2014
101.CAL	**	XBRL Taxonomy Extension Calculation Linkbase.	S-1	333-194379	101.CAL	March 13, 2014
101.LAB	**	XBRL Taxonomy Extension Label Linkbase.	S-1	333-194379	101.LAB	March 13, 2014
101.PRE	**	XBRL Taxonomy Extension Presentation Linkbase.	S-1	333-194379	101.PRE	March 13, 2014
101.DEF	**	XBRL Taxonomy Extension Definition Linkbase.	S-1	333-194379	101.DEF	March 13, 2014

*
Filed herewith.

**
XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 13. Other Expenses of Issuance And Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX